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                                                                   EXHIBIT 99.01
                           CARAUSTAR INDUSTRIES, INC.
                             3100 Joe Jerkins Blvd.
                               Austell, GA 30106

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X. Caraustar Industries, Inc. (the "Corporation") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of the Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                                    Very truly yours,

                                    Caraustar Industries, Inc.

                                    By:  /s/ H. Lee Thrash, III
                                        ---------------------------
                                        H. Lee Thrash, III,
                                        Vice President, Planning
                                        and Development and
                                        Chief Financial Officer